Exhibit 4.1

                       PREFERRED STOCK PURCHASE AGREEMENT

      PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") made as of the 23rd day of October, 2001 by and among EP MEDSYSTEMS, INC. (the "Company") and CENTURY MEDICAL, INC. (the "Purchaser").

                                    RECITALS

      WHEREAS, the Purchaser has acted as a distributor of the Company's products since 1997 pursuant to a Distributorship Agreement, dated as of July 16, 1997 (the "Distributorship Agreement"); and

      WHEREAS, the parties wish to maintain such relationship and are negotiating a modification and extension of such Distributorship Agreement; and

      WHEREAS, in connection with fostering such continued relationship the Purchaser desires to invest in the Company by purchasing and acquiring shares of the Company's authorized but unissued Series A Preferred Stock (as defined in Section 1.1); and

      WHEREAS, the Company desires to issue and sell shares of Preferred Stock to the Purchaser upon the terms and conditions set forth herein; and

      WHEREAS, such purchase and sale is to be made in reliance upon the provisions of Rule 901 of Regulation S ("Regulation S") of the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder (the "Securities Act"), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to the purchases of Preferred Shares (as defined in Section 1.1) to be made hereunder;

      NOW, THEREFORE, in consideration of the modification and extension of the Distributorship Agreement and of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto agree as follows:

      SECTION 1. SALE AND PURCHASE OF PREFERRED SHARES; CLOSING

            1.1 Subscription, Sale and Purchase of Preferred Shares.

            (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined) the Company agrees to issue, sell and deliver to the Purchaser, and the Purchaser agrees to purchase and acquire from the Company, such number of shares of the Company's Series A Convertible Preferred Stock, without par value per share (the "Series A Preferred Stock") as shall have a value of U.S.$1.2 million (the "Purchase Price"), which shall be determined by dividing the Purchase Price by either (i) 115% of the Market Price


                                Ex.4.1 - Page 1

(as hereinafter defined), if such Market Price is less than U.S.$2.70, or (ii) 110% of the Market Price, if such Market Price is equal to or greater than U.S.$2.70. For purposes of this Agreement, "Preferred Shares" means the shares of Preferred Stock purchased by the Purchaser hereunder and "Market Price" means the average of the closing prices of the Company's Common Stock (as hereinafter defined) for the ten days immediately prior to the Closing Date.

                  (b) On or before the Closing Date, the Company shall have adopted and filed with the Secretary of State of the State of New Jersey a Certificate of Amendment to the Company's Certificate of Incorporation in substantially the form attached as Exhibit A (the "Designation") setting forth the rights, preferences, privileges and limitations of the Series A Preferred Shares, which rights, preferences, privileges and designations shall include that such Series A Preferred Shares shall be convertible under certain circumstances into shares of Common Stock (as hereinafter defined) of the Company on a one-for-one basis (subject to anti-dilution adjustments set forth therein) (such shares of Common Stock issued or issuable upon the conversion of the Series A Preferred Stock being referred to as "Conversion Shares").

            1.2 Closing.

                  (a) The closing of the issuance and sale of the Preferred Shares to the Purchaser shall occur in such location and manner (i.e., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties may mutually agree, subject to the terms and conditions hereof. As used herein "Closing" shall mean the closing of the issuance and sale of the Preferred Shares to the Purchaser and the "Closing Date" shall mean October 23, 2001 provided that each of the conditions set forth in Sections 4 and 5 hereof shall have been satisfied or waived.

                  (b) On the Closing Date, the parties shall exchange, by facsimile transmission, this Agreement, the Registration Rights Agreement (as contemplated under Section 4.8 hereof) and the First Amendment to the Distribution Agreement (as contemplated under Section 4.12 hereof) (collectively, the "Transaction Documents"), duly executed by each of them. The Company shall further deliver, by facsimile transmission, the preferred stock purchase agreement entered into by the Company and Medtronic, Inc. (as contemplated by Section 4.10 hereof)(the "Medtronic Agreement"). Upon receipt of the executed Transaction Documents and the Medtronic Agreement, the Purchaser shall initiate the delivery, by wire transfer to a bank in the United States specified by the Company for the account of the Company, of immediately available funds, in United States Dollars, in an amount equal to the Purchase Price which Purchase Price shall be received in such account no later than the close of business on October 26, 2001. Within three (3) business days after the receipt of the Purchase Price, the Company shall deliver to the Purchaser a copy of the Transaction Documents bearing original signatures, a copy of the fully-executed Medtronic Agreement and a stock certificate or certificates representing the Preferred Shares, duly executed by the Company, registered in the Purchaser's name (or the name of its nominee), free of all restrictive and other legends (other than the legend specified in Section 8.2 and otherwise in form for good delivery).


                                Ex.4.1 - Page 2

      SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Purchaser as follows:

            2.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite power and authority, and all necessary licenses and permits, to own and lease its properties and assets and to conduct its business as now conducted. Each subsidiary as referred to in the Company Reports (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, and all necessary licenses and permits, to own and lease its properties and assets and to conduct its business as now conducted. The Company and its subsidiaries are each qualified to do business as a foreign corporation and are in good standing in all states where the conduct of their respective businesses or their ownership or leasing of property requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Company's and the subsidiaries' business, properties, assets, operations or condition (financial or otherwise), taken as a whole.

            2.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement required to be executed and delivered by it pursuant to this Agreement (collectively, the "Company Agreements") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, and each other Company Agreement have been duly authorized by all requisite corporate action, and this Agreement has been duly executed and delivered by the Company and constitutes (and, when executed and delivered against payment therefor as contemplated herein, each other Company Agreement will constitute) the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

            2.3 No Conflict with Law or Documents. The execution, delivery and performance of this Agreement or any Company Agreement by the Company, the issuance of the Preferred Shares sold hereunder and of the Conversion Shares issuable upon conversion of the Preferred Shares and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not violate any provision of law, any rule or regulation of any governmental authority, or any judgment, decree or order of any court binding on the Company and, do not and will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties, assets or outstanding stock of the Company under its Certificate of Incorporation or By-Laws, or any material indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under any such indenture, mortgage, lease, agreement or other instrument as would not, individually or in the aggregate, have a material adverse effect


                                Ex.4.1 - Page 3
on the Company and its subsidiaries' business, properties, assets, operations or condition (financial or otherwise) taken as a whole).

            2.4 Capital Stock of Company.

                  (a) The authorized capital stock of the Company consists of:
(i) 5,000,000 shares of preferred stock of the Company, no par value per share, of which no shares are issued and outstanding; and (ii) 25,000,000 shares of common stock, no par value, $.00l stated value per share (the "Common Stock"), of which 13,861,217 shares are issued and outstanding as of the date hereof and all such outstanding shares are validly issued, fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom, (iii) 1,000,000 shares of Common Stock reserved for issuance pursuant to the Company's 1995 Long Term Incentive Plan, (iv) 360,000 shares of Common Stock reserved for issuance pursuant to the Company's 1995 Director Option Plan, and (v) 147,000 shares of Common Stock reserved for issuance pursuant to existing non-plan stock options; of which with respect to the 1995 Long Term Incentive Plan, the 1995 Director Option Plan and other non-plan stock options, an aggregate of 1,291,008 options have been granted and are outstanding as of December 31, 2000. A further 362,250 shares of Common Stock are reserved for issuance pursuant to outstanding warrants issued under a certain Common Stock and Warrant Purchase Agreement, dated as of August 31, 1999, as subsequently amended, a further 812,500 shares of Common Stock are reserved for issuance pursuant to outstanding warrants issued under a certain Common Stock and Warrant Purchase Agreement, dated as of February 16, 2001, as subsequently amended, and a further 100,000 shares of Common Stock are reserved for issuance pursuant to an outstanding warrant issued to an executive officer in connection with his employment under Warrant, dated as of July 20, 2001.

                  (b) There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any provision of law or the Certificate of Incorporation or By-Laws of the Company or by agreement or otherwise. Except as set forth in this Section 2.4, there are no outstanding subscriptions, warrants, options or other rights (including, without limitation, conversion or preemptive rights) or commitments of any character to subscribe for or purchase from the Company, or obligating the Company to issue, any shares of capital stock of the Company or any securities convertible into or exchangeable for such shares. The Company is not a party to any agreement or understanding and, to the best of the Company's knowledge, except as set forth on Schedule 2.4, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security.

            2.5 Valid Issuance of the Securities. The Preferred Shares when issued, sold and delivered to the Purchaser in accordance with this Agreement will be duly and validly issued, fully paid and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Registration Rights Agreement and under applicable state and federal securities laws. The Conversion Shares issuable upon conversion of


                                Ex.4.1 - Page 4
the Preferred Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Designation, will be duly and validly issued, fully paid and not assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Registration Rights Agreement and under applicable state and federal securities laws. There are no New Jersey State or city taxes or other charges payable in connection with the execution or delivery of the Company Agreements or the Preferred Shares or the Conversion Shares.

            2.6 Consents and Approvals. Except for filings under Federal and applicable state securities laws, no permit, consent, approval or authorization of, or declaration to or filing with, any federal, state, local or foreign governmental or regulatory authority or other person, not made or obtained, other than the filing with, and approval of, the NASDAQ National Market System ("NASDAQ") with respect to the listing of the Conversion Shares and the filing of any registration statement which may be filed pursuant to the Registration Rights Agreement, is required in connection with the execution or delivery of this Agreement or any Company Agreement by the Company, the offer, issuance, sale or delivery of the Preferred Shares or the Conversion Shares, or the carrying out by the Company of the other transactions contemplated hereby. The issuance and sale by the Company of the Preferred Shares, as contemplated hereby, will not require compliance with the notification or other requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, nor require any action by or approval of the Company's shareholders as such or of any other individual or entity which has not already been obtained.

            2.7 Certificate of Incorporation and By-Laws. The copies of the Company's Certificate of Incorporation, as amended, and By-Laws, as amended, in the form made available to the Purchaser are true and correct copies of such documents and are in full force and effect.

            2.8 SEC Filings. The Company has delivered to the Purchaser, or has made available, prior to the date hereof true and correct copies of (i) its Annual Report on Form 10-KSB for its year ended December 31, 2000 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2001 and June 30, 2001, as filed with the Securities and Exchange Commission (the "SEC") and
(ii) certain other internal Company financial books and records. All documents described in this Section 2.8 are hereinafter referred to as the "Company Reports." The Company has made all filings required to be made by it under the Securities Act, the Exchange Act and the securities laws of any state, and any rules and regulations promulgated thereunder. The Company Reports and other documents filed with the SEC pursuant to the Exchange Act conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and none of such documents contained any untrue statement of material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company is currently eligible to utilize a registration statement on Form S-3 with respect to the registration of the Registrable Securities (as defined in the Registration Rights Agreement) required by Section 1.2 of the Registration Rights Agreement contemplated by
Section 4.8 hereof.


                                Ex.4.1 - Page 5

            2.9 Litigation. Except as set forth in the Company Reports, there is no pending or, to the knowledge of the Company, threatened suit, action or litigation, or administrative, arbitration or other proceeding or governmental inquiry or investigation questioning the validity of this Agreement, any other Company Agreement or the transactions contemplated hereby or thereby, or affecting in any material adverse respect the Company and its subsidiaries, taken as a whole.

            2.10 Compliance with Laws. The Company and each subsidiary is in compliance with all laws, ordinances, rules and regulations of governmental authorities applicable to or affecting it, its properties or its business, except where non-compliance would not have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, and neither the Company nor any subsidiary has received written notice of any claimed default with respect to such laws, ordinances, rules and regulations.

            2.11 Financial Statements.

                  (a) (i) The audited consolidated balance sheets and shareholders' equity of the Company and its subsidiaries as of December 31, 2000 and 1999, (ii) the audited consolidated statements of income and cash flow of the Company and its subsidiaries, for the two years ended December 31, 2000 and 1999, (iii) the unaudited consolidated balance sheet of the Company and its subsidiaries as of June 30, 2001, and (iv) the unaudited consolidated statements of income and cash flows for the period ended June 30, 2001, together with the notes thereto, copies of all of which have been furnished to the Purchaser, or have been made available, in each case, present fairly in all material respects the consolidated financial position of the Company and its subsidiaries at such dates and the consolidated results of their operations and their consolidated cash flows for the periods then ended, in conformity with generally accepted accounting principles, consistently applied ("GAAP"). The audited consolidated balance sheet dated December 31, 2000 is referred to herein as the "Balance Sheet".

                  (b) Except as set forth on Schedule 2.11(b) attached hereto, since December 31, 2000 (the "Balance Sheet Date"), there has not been:

                        (i) any change in the assets, liabilities, financial
                  condition or operating results of the Company from that reflected in the Balance Sheet and except changes in the ordinary course of business;

                        (ii) any damage, destruction or loss, whether or not
                  covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);


                                Ex.4.1 - Page 6

                        (iii) any waiver by the Company of a valuable right or
                  of a material debt owed to it;

                        (iv) any satisfaction or discharge of any lien, claim or
                  encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

                        (v) any material change or amendment to a material
                  contract or arrangement by which the Company or any of its assets or properties is bound or subject;

                        (vi) any material change in any compensation arrangement
                  or agreement with any employee;

                        (vii) any sale, assignment or transfer of any patents,
                  trademarks, copyrights, trade secrets or other intangible assets;

                        (viii) any resignation or termination of employment of
                  any key officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

                        (ix) any mortgage, pledge, transfer of a security
                  interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                        (x) any loans or guarantees made by the Company to or
                  for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                        (xi) any declaration, setting aside or payment or other
                  distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

                        (xii) to the best of the Company's knowledge, any other
                  event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); or


                                Ex.4.1 - Page 7

                        (xiii) any agreement or commitment by the Company to do
                  any of the things described in this Section 2.11(b).

            2.12 Assets. The Company and each subsidiary has good and marketable title to all of the real and personal properties and assets reflected on the Balance Sheet as being owned by the Company or such subsidiary at the Balance Sheet Date, except for properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date or that are not material to its business.

            2.13 Tax Matters. The Company and each subsidiary has filed all U.S. Federal, state, local, foreign and other tax returns which were required to be filed on or before the date hereof and has paid all taxes which have become due and payable. All such reports and returns (copies of which have been made available to the Purchaser) were materially accurate and complete when filed and reflect all taxes required to be paid by the Company and its subsidiaries for the periods reported therein.

            2.14 Patents, Trademarks, Proprietary Rights.

                  (a) To the Company's knowledge, each of the Company and its subsidiaries owns or has the right to use all of the Intellectual Property Rights (as defined below), except where such failure would not have a material adverse effect on the business, properties or assets of the Company and its subsidiaries, taken as a whole. For purposes of this Agreement, "Intellectual Property Rights" means all patents, copyrights, trademarks, service marks, trade names, permits, trade secrets, computer programs, software designs and related materials and other intellectual property that are used by the Company or a subsidiary and are material to the conduct of the Company's or a subsidiary's business.

                  (b) To the Company's knowledge, the Company's and each subsidiary's use and enjoyment of the Intellectual Property Rights do not violate any license or conflict with or infringe the intellectual property rights of others in a manner which would materially and adversely affect the business, assets, properties, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole. There are no outstanding options, licenses, or agreements of any kind relating to the transfer or disposition of any of the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind relating to the transfer or disposition of any of its Intellectual Property Rights. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this


                                Ex.4.1 - Page 8

Agreement or the Registration Rights Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company for which the Company has not received an irrevocable assignment except as set forth on Schedule 2.14(b) attached hereto.

            2.15 Insurance. The Company and its subsidiaries are, and at all times during the past two years have been, insured with reputable insurers against all risks customarily insured against by companies in similar lines of business and all of the insurance policies and bonds required to be maintained by the Company and its subsidiaries are in full force and effect.

            2.16 Use of Proceeds. The proceeds from the sale of the Preferred Shares will be used by the Company for working capital purposes including, without limitation, research and development expenses.

            2.17 Environmental Compliance.

                  (a) Neither the Company nor any subsidiary has generated, stored, treated, discharged or disposed of any hazardous substances or hazardous waste in violation of any applicable law or regulation, nor is the Company or any subsidiary aware of any allegations that any such violations have occurred. Neither the Company nor any subsidiary is aware of any claims, investigations, litigation or administrative proceedings, whether actual or threatened, against the Company or any subsidiary relating to any environmental contamination of any property owned, used or leased by any of them or arising out of any alleged violation of any environmental law or regulation.

                  (b) To the Company's knowledge, none of the real property owned and/or occupied by the Company or any subsidiary has ever been used by previous owners and/or operators to generate, manufacture, refine, transport, treat, store, handle or dispose of "Hazardous Substances" or "Hazardous wastes," as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., or applicable state and local laws, or any regulations issued under any such laws.

            2.18 Minute Books. The minute books of the Company and its subsidiaries heretofore made available for inspection by the Purchaser contain summaries of all meetings of directors and shareholders since the incorporation of the Company or such subsidiary, as applicable, and reflect accurately in all material respects all transactions referred to in such minutes or records.


                                Ex.4.1 - Page 9

            2.19 Labor Agreements and Actions. Neither the Company nor any subsidiary thereof is bound by or subject to, any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any such subsidiary thereof. There is no strike or other labor dispute involving the Company or any subsidiary thereof pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, nor is the Company aware of any labor organization activity involving any of the employees of the Company or any subsidiary thereof.

            2.20 Company Status. The Company has registered its Common Stock pursuant to Section 12(g) of the Exchange Act, is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing of its Common Stock on NASDAQ, and such Common Stock is currently listed and traded on NASDAQ. The Company is a "reporting issuer" as such term is defined in Rule 902 of Regulation S and will remain a reporting issuer for at least one year from the date hereof.

            2.21 No "Directed Selling Efforts" or "General Solicitation" in Regard to this Transaction. The offer to sell the Preferred Shares and the Conversion Shares issuable upon conversion of Preferred Shares was directly communicated to the Purchaser. At no time was the Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer. The offer to sell the Preferred Shares and the Conversion Shares was not the result of "directed selling efforts" (as such term is defined in Rule 902(c) of Regulation S) by any distributor or any affiliate or any person soliciting on behalf of the Company or any affiliate of the Company, nor was there conducted in connection therewith any general solicitation relating to the offer to persons residing within the United States or "U.S. Persons" (as such term is defined in Rule 902 of Regulation S). The Company has not conducted any "general solicitation" (as that term is used in Regulation D) with respect to the Preferred Shares, nor has it made any offers or sales of the Preferred Shares or solicited any offers to buy the Preferred Shares, under circumstances that would require registration of the Preferred Shares under the Securities Act.

            2.22 Third Party Consents; Business Not in Violation. The Company has obtained from third parties all consents necessary to consummate the transactions contemplated hereby and by the other Company Agreements. The business of the Company and its subsidiaries is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for violations or potential violations which either individually or in the aggregate do not and will not have a material adverse effect on the Company and the subsidiaries business, properties, assets, operations or condition (financial or otherwise) taken as a whole.


                                Ex.4.1 - Page 10

            2.23 Investment Company. The Company is not, and is not controlled by or under common control with an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            2.24 Permits. Each of the Company and its subsidiaries possesses all franchises, certificates, licenses, authorizations and permits or similar authority necessary to conduct its business as described in the Company Reports except where the failure to possess such permits would not, individually or in the aggregate, have a material adverse effect on the Company or its subsidiaries, or their businesses, properties, assets, operations or condition (financial or otherwise) taken as a whole ("Material Permits"), and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

            2.25 Company Board of Director Action. The Board of Directors of the Company at a meeting duly called and held has, by the requisite vote of all directors present, determined that the issuance and sale of Preferred Shares and the Conversion Shares issuable upon conversion of Preferred Shares to the Purchaser pursuant to this Agreement is advisable and in the best interests of the Company and its shareholders.

            2.26 Full Disclosure. The representations and warranties of the Company set forth in this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein, in the light of the circumstances under which they were made, not misleading.

            2.27 Status of FDA "Warning Letter." The Company has received a "warning letter," dated July 10, 2001, from the U.S. Food and Drug Administration (the "Warning Letter"). The Company has contacted the FDA and has provided a response to the Warning Letter by letter dated August 2, 2001 (the "Response Letter"). The Company has taken all corrective actions it deems necessary to address the issues raised in the Warning Letter and has communicated this to the FDA in its Response Letter. The information contained in the Response Letter is true and correct on the date hereof and the Response Letter contains no statements intended to be misleading.

      SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser understands that the sale to the Purchaser of the Preferred Shares will not be registered under the Securities Act, on the grounds that the sale is exempt pursuant to Regulation S of the Securities Act or Section 4(2) of the Securities Act and/or Regulation D promulgated under Section 4(2) of the Securities Act, and that the reliance of the Company on such exemptions is predicated in part on the Purchaser's representations, warranties, covenants and acknowledgments set forth in this Section 3.

            3.1 Organization and Standing of Purchaser; Principal Place of Business. The Purchaser is a corporation duly incorporated or organized, validly existing and in good standing


                                Ex.4.1 - Page 11
under the laws of Japan and was not formed for the specific purpose of acquiring the Preferred Shares or the Conversion Shares. The Purchaser's principal place of business is as set forth in the notice provision contained in Section 10.5 hereof.

            3.2 Non-U.S. Ownership. The Purchaser is not a "U.S. Person" (as such term is defined in Regulation S) and is not purchasing the Preferred Shares and/or the Conversion Shares for the account or benefit of a U.S. Person and the sale of the Preferred Shares and the Conversion Shares has not been pre-arranged with any U.S. Person or person present in the United States. At the time of the execution of this Agreement and any offer to purchase hereunder, the Purchaser was physically outside the United States. The offer leading to the sale evidenced hereby was made in an "offshore transaction" (as defined in Regulation
S).

            3.3 Purchase Without View to Distribution. Without limiting the Purchaser's right to sell the Preferred Shares or the Conversion Shares pursuant to a registration statement or an exemption from registration, the Purchaser represents and warrants to the Company that the Preferred Shares and the Conversion Shares to be purchased by it are being acquired by the Purchaser for its own account for investment only, not as a nominee or agent, and not with a view to resale or distribution thereof within the meaning of the Securities Act, and the rules and regulations thereunder, and the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of the Preferred Shares or the Conversion Shares in violation of the Securities Act or any applicable state securities laws.

            3.4 Restrictions on Transfer. The Purchaser (i) acknowledges that the Preferred Shares and the Conversion Shares are "Restricted Securities" under the Federal securities laws and are not registered under the Securities Act,
(ii) acknowledges that the Preferred Shares and the Conversion Shares must be held indefinitely by it unless they are subsequently registered under the Securities Act or an exemption from registration is available, (iii) is aware that any routine sales under Rule 144 under the Securities Act of any such shares may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, (iv) is aware that Rule 144 is not presently available for use by the Purchaser for resale and (v) is aware that, except as set forth in the Registration Rights Agreement, the Company is not obligated to register under the Securities Act any sale, transfer or other disposition of the Preferred Shares or the Conversion Shares.

            3.5 Access to Information. The Purchaser confirms that the Company has made available to it the opportunity to ask questions of and receive answers from the Company's officers and directors concerning the terms and conditions of the offering and the business and financial condition of the Company and its subsidiaries, and to acquire, and the Purchaser has received to its satisfaction, such additional information, in addition to that set forth herein, about the business and financial condition of the Company and its subsidiaries and the terms and conditions of the offering as it has requested.


                                Ex.4.1 - Page 12

            3.6 Additional Representations of the Purchaser. The Purchaser represents and warrants that (i) it is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act, (ii) it understands that an investment in the Preferred Shares and the Conversion Shares involves a high degree of risk and its financial situation is such that it can afford to bear the economic risk of holding the Preferred Shares and/or the Conversion Shares for an indefinite period of time and suffer complete loss of its investment in the Preferred Shares and the Conversion Shares, (iii) its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its purchase of the Preferred Shares and the Conversion Shares as contemplated by this Agreement, (iv) it did not subscribe for the Preferred Shares or the Conversion Shares as a result of or subsequent to any advertisement, article, notice or other similar media or broadcast over television or radio; (v) as of the date hereof, neither the Purchaser nor any of its agents or affiliates holds a short position in the Common Stock of the Company; (vi) it has all requisite power and authority to execute, deliver and perform this Agreement, (vii) the purchase of the Preferred Shares and the Conversion Shares by it has been duly and properly authorized and this Agreement has been duly executed and delivered by it or on its behalf and constitutes the valid and binding obligation of the Purchaser, and is enforceable against the Purchaser in accordance with its terms, and (viii) it has no contract, arrangement or understanding with any broker, finder of similar agent with respect to the transactions contemplated by this Agreement.

            3.7 Legends. The Purchaser understands that the certificates evidencing the Preferred Shares shall bear the legend set forth in Section 8.2 herein.

      SECTION 4. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

      The Purchaser's obligation to purchase and make payment for the Preferred Shares subscribed for hereunder by it on the Closing Date is subject, at its option, to the satisfaction of each of the following conditions:

            4.1 Representations and Warranties. On the Closing Date, the representations and warranties contained in Section 2 hereof shall be true and correct in all material respects with the same effect as though made on and as of the Closing Date, and the Company shall have so certified to the Purchaser in writing.

            4.2 Performance. All the covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects, and the Company shall have so certified to the Purchaser in writing.

            4.3 Designation. The Company shall have adopted and filed with the Secretary of State of the State of New Jersey the Designation.


                                Ex.4.1 - Page 13

            4.4 Opinion of Counsel to the Company. On the Closing Date, the Purchaser shall have received an opinion from counsel for the Company, dated the Closing Date, which shall be in a form reasonably acceptable to the parties.

            4.5 Proceedings; Certified Copies. All proceedings to be taken in connection with the transactions contemplated by this Agreement to be consummated on or prior to the Closing Date, and all documents incident thereto, shall be satisfactory in form and substance to the Purchaser. The Purchaser shall have received such certified copies or other copies of such documents as they may reasonably request.

            4.6 No Proceeding or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated hereby or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

            4.7 No Material Adverse Change. There shall have been no material adverse change since the Balance Sheet Date, except as set forth on Schedule 2.11(b) attached hereto, in the business, properties, assets, operations, or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, and the Company shall have so certified to the Purchaser in writing.

            4.8 Registration Rights Agreement. The Company shall have executed and delivered a Registration Rights Agreement in the form attached hereto as Exhibit B.

            4.9 NASDAQ Listing. The Company shall have given or made all notices or filings with the National Association of Securities Dealers, Inc. (the "NASD") and shall have complied with all rules and regulations of the NASD required in connection with the transactions contemplated hereby.

            4.10 Investment by Medtronic. Inc. The Company shall have provided to the Purchaser, by facsimile transmission, a copy of the Medtronic Agreement executed by the Company and Medtronic, Inc., including copies of all signature pages thereto, which agreement shall provide (i) an obligation by Medtronic, Inc. to purchase shares of Series A Preferred Stock having an aggregate value of at least $1,200,000, and (ii) that the closing of such purchase shall occur substantially concurrently with the purchase and sale contemplated hereunder..

            4.11 Fusion Capital Investment. The Securities and Exchange Commission shall have declared effective the registration statement with respect to shares of the Company's Common Stock to be sold by Fusion Capital Fund II, LLC ("Fusion Capital") as contemplated in the Common Stock Purchase Agreement, dated as of June 11, 2001, entered into between the Company and Fusion Capital and all other conditions precedent to the investment by Fusion Capital shall have been satisfied.


                                Ex.4.1 - Page 14

            4.12 First Amendment to Distribution Agreement. The Company shall have executed and delivered the First Amendment to the Distribution Agreement in the form attached hereto as Exhibit C.

      SECTION 5. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

      The Company's obligation to sell the Preferred Shares subscribed for by the Purchaser on the Closing Date is subject, at the Company's option, to the satisfaction of each of the following conditions:

            5.1 Representations and Warranties. On the Closing Date, the representations and warranties contained in Section 3 hereof shall be true and correct in all material respects with the same effect as though made on and as of the Closing Date and the Purchaser shall have so certified to the Company in writing.

            5.2 Performance. All the covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects, and the Purchaser shall have so certified to the Company in writing.

            5.3 No Proceeding or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated hereby or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

            5.4 No Change in Regulation S. No amendment to Regulation S has occurred or interpretive release promulgated or issued thereunder which, in the reasonable judgment of the Company, would materially adversely affect the sale by the Company of the Preferred Shares and the Conversion Shares.

      SECTION 6. COVENANTS OF THE COMPANY PRIOR TO CLOSING

            6.1 Operation of Business in Ordinary Course. Prior to the Closing, the Company and each subsidiary will operate its business only in the usual and normal course.

            6.2 Conditions Precedent. The Company and the Purchaser shall use their best efforts to cause the conditions specified in Sections 4 and 5 to be satisfied by the Closing Date.

      SECTION 7. COVENANTS OF THE PARTIES AFTER CLOSING

            7.1 Reporting Status. So long as the Purchaser beneficially owns any Preferred Shares or Conversion Shares, the Company covenants that it shall use its best efforts to file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act.


                                Ex.4.1 - Page 15

            7.2 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of issuance upon conversion of Preferred Shares, such number of shares of Common Stock as are equal to the Conversion Shares issuable upon conversion of the outstanding Preferred Shares. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable.

            7.3 Quality Systems of the Company. The Company shall use its best efforts to resolve in a timely manner (i) any "warning letter" issues raised by the U.S. Food and Drug Administration in its follow-up audit to the Warning Letter; and (ii) any failure to conform with the FDA, ISO or other applicable standards, rules or regulations raised in any internal or external audits. The Company shall notify the Purchaser of any such issues or failure to conform promptly after the Company is made aware thereof.

      SECTION 8. COMPLIANCE WITH SECURITIES ACT; RESTRICTIONS ON TRANSFERABILITY

            8.1 Compliance with Securities Act. The Preferred Shares and the Conversion Shares shall not be transferable, except upon the conditions specified in this Section 8, which conditions are intended to insure compliance with the provisions of the Securities Act and applicable state securities laws in respect of any such transfer.

            8.2 Restrictive Legend. Each certificate representing the Preferred Shares and Conversion Shares issued upon conversion of the Preferred Shares shall (unless otherwise permitted by the provisions of Section 8.4 below) be stamped or otherwise imprinted with the following legend:

            "THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THESE PREFERRED SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE OR FOREIGN SECURITIES LAW AND THE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH REGULATION S UNDER THE ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. HEDGING TRANSACTIONS INVOLVING THESE SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. THE HOLDER OF THIS C


                                Ex.4.1 - Page 16

            ERTIFICATE IS SUBJECT TO, AND A BENEFICIARY OF, CERTAIN PROVISISONS SET FORTH IN A PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF OCTOBER 23, 2001; A COPY OF THE AGREEMENT EVIDENCING SUCH TERMS MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE."

            8.3 Restrictions on Transferability.

                  (a) The Purchaser acknowledges that the Preferred Shares and the Conversion Shares issuable upon the conversion of the Preferred Shares have not been registered under the Securities Act and, except as provided in the Registration Rights Agreement, such shares are not being registered under the Securities Act and may not be transferred (and the Company shall have the right to refuse to transfer such securities) unless (i) in accordance with Regulation S, (ii) registered under the Securities Act, or (iii) an exemption from registration exists and the holder of such shares shall have delivered written notice to the Company describing in reasonable detail the proposed transfer, together with an opinion of counsel which, to the Company's reasonable satisfaction, is knowledgeable in securities law matters, to the effect that such transfer may be effected without registration of such shares under the Securities Act, in which event, the holder of the shares being transferred shall not consummate the transfer until (1) the prospective transferee has confirmed to the Company in writing its agreement to be bound by the provisions of this Agreement or (2) such holder shall have delivered to the Company an opinion of such counsel that no subsequent transfer of such Preferred Shares or Conversion Shares shall require registration under the Securities Act. Promptly upon receipt of any opinion described in clause (iii) of the preceding sentence, the Company shall prepare and deliver in connection with the consummation of the proposed transfer, new certificates for the Preferred Shares or Conversion Shares being transferred that do not bear the legend set forth in Section 8.2.

                  (b) The Purchaser covenants that (i) it is not, and does not intend to be a "distributor" (as such term is defined in Regulation S) of the Preferred Shares or the Conversion Shares, but if it so acts then the Purchaser will comply with all applicable requirement under Regulation S in connection therewith, (ii) it will not offer or sell the Preferred Shares or the Conversion Shares within the United States or to, or for the benefit of, any "U.S. Person" (as such term is defined in Regulation S) except in accordance with the provisions of Rule 903 or Rule 904 of Regulation S or pursuant to an exemption from the registration requirements of the Securities Act and otherwise in accordance with all applicable laws and (iii) neither the Purchaser or its affiliates nor any person acting on their behalf have engaged or will engage in "directed selling efforts" (as such term is defined in Regulation S) with respect to the Preferred Shares and the Conversion Shares and that each of them has complied and will comply with the "offering restrictions" requirements of Regulation S.

                  (c) The Purchaser acknowledges that any sale of the Preferred Shares or the Conversion Shares made in reliance upon Rule 144 promulgated under the Securities Act


                                Ex.4.1 - Page 17
may be made only in accordance with the terms of that Rule and further, if that Rule is not applicable, any resale of the Preferred Shares or the Conversion Shares under circumstances in which the seller or the person through whom the sale is made may be deemed to be an underwriter, as such term is defined in the Securities Act, and may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

            8.4 Restriction on Conversion by the Purchaser. Notwithstanding anything herein, or in the Designation to the contrary, in no event shall the Purchaser have the right to convert the Preferred Shares if, as a result of such conversion, the aggregate number of shares of Common Stock beneficially owned by the Purchaser and its affiliates would exceed 19.9% of the outstanding shares of the Common Stock following such exercise. For purposes of this Section 8.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. Nothing in this Section 8.4 shall be deemed to limit or otherwise affect the Company's right to compel the conversion of the Preferred Shares in accordance with the provisions of the Designation.

      SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      All representations and warranties made herein and in the certificates delivered pursuant hereto are made as of the date hereof and shall survive the execution and delivery of this Agreement and the issuance and sale of the Preferred Shares hereunder for a period of one year.

      SECTION 10. MISCELLANEOUS

      10.1 Owner of Preferred Shares. The Company may deem and treat the person in whose name the Preferred Shares are registered as the absolute owner thereof for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

            10.2 Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of the respective successors, executors, personal representatives, heirs, and permitted assigns of each of the parties hereto.

            10.3 Broker or Finder. Each party to this Agreement represents and warrants that, to the best of its knowledge, no broker or finder has acted for such party in connection with this Agreement or the transactions contemplated by this Agreement and that no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by such party. The Company shall indemnify the Purchaser against, and hold it harmless from, any liability, cost, or expense (including reasonable attorneys' fees and expenses) resulting from any agreement, arrangement, or understanding made by the Company, and the Purchaser shall indemnity the Company against, and hold the Company harmless from, any liability, cost, or expense (including reasonable attorneys' fees and expenses) resulting from any agreement, arrangement, or understanding made by the Purchaser with any third party, for brokerage or finder's fees or other commissions in connection with this Agreement or any of the transactions contemplated hereby.


                                Ex.4.1 - Page 18

            10.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.

            10.5 Notice. Any notice or other communications required or permitted hereunder shall be deemed given when delivered personally, or upon receipt by the party entitled to receive the notice when sent by registered or certified mail, postage prepaid, or by a recognized international overnight courier service addressed as follows or to such other address or addresses as may hereafter be furnished in writing by notice similarly given by one party to the other:

     To the Company:      EP MedSystems, Inc.
                          100 Stierli Court, Suite 107
                          Mount Arlington, New Jersey   07856
                          U.S.A.
                          Attention:  David Jenkins, Chief Executive Officer

     To the Purchaser:    Century Medical, Inc.
                          1-6-4 Osaki, Shinagawa-Ku
                          Tokyo, 141-8588
                          Japan
                          Attention : Yasuo Kyotani, President and
                                        Chief Executive Officer

Notice to any holder of Preferred Shares other than the Purchaser shall be given in a like manner to such holder at the address reflected in the Company's records.

            10.6 Full Agreement. This Agreement and the Exhibits and Schedules attached hereto or delivered herewith, and any other documents delivered herewith, sets forth the entire understanding of the parties with respect to the transactions contemplated hereby.

            10.7 Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not be considered a part hereof.

            10.8 Amendment. This Agreement may be modified, amended or changed only by a written instrument executed by the Company and the Purchaser.

            10.9 Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall be deemed to be disclosed with respect to any other paragraph or section (whether or not an explicit cross-reference appears) should the existence of such fact or item or its contents be relevant to that other paragraph or section.


                                Ex.4.1 - Page 19

            10.10 Counterparts. This Agreement may be executed concurrently in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument upon delivery, by telefax or otherwise, of all counterparts to all parties hereto.

      10.7 Disclosure/Publicity. The parties acknowledge and agree that the Company shall make public disclosure with the SEC and otherwise as appropriate describing the terms of the transaction consummated at closing.

                            [Signature Page Follows]


                                Ex.4.1 - Page 20

      IN WITNESS WHEREOF, each of the parties hereto has fully executed this Agreement on the date first set forth above.

                                    EP MEDSYSTEMS, INC.

                                    By: s/ David A. Jenikins
                                    Name: David A. Jenkins
                                    Title: Chief Executive Officer


                                    CENTURY MEDICAL, INC.

                                    By: s/ Yasuo Kyotani
                                    Name: Yasuo Kyotani
                                    Title: President and Chief Executive Officer


                                Ex.4.1 - Page 21

                                  Schedule 2.4

                          Capital Stock of the Company

      David Jenkins, the Company's Chairman of the Board and Chief Executive Officer, is a shareholder of the Company owning stock directly and through his 50% ownership interest in Cardiac Capital, LLC. Mr. Jenkins is a party to a letter agreement with Rollins Investment Fund, the other 50% owner of Cardiac Capital, LLC, pursuant to which Mr. Jenkins has agreed that he shall forebear from selling any shares of common stock of the Company owned by him and shall cause his spouse, lineal descendants and any trust for the benefit of any of them to similarly forebear from selling any shares of common stock of the Company owned by any of them in the first year following the closing of the private placement financing in which Cardiac Capital, LLC purchased its shares (i.e. the period from March 28, 2001 through March 27, 2002) without the prior written consent of the Rollins Investment Fund. The agreement further provides that, notwithstanding any provision to the contrary contained in the Operating Agreement of Cardiac Capital, LLC, the decision of Cardiac Capital to exercise its registration rights after the first anniversary of the closing may be made by Rollins Investment Fund in its sole judgment without the consent of Mr. Jenkins.


                                Ex.4.1 - Page 22

                                Schedule 2.11(b)

                         Changes Since December 31, 2000

      (vi) The Company has not made any material change to an agreement with any employee but has entered into an employment agreement with a new employee, Reinhard Schmidt, which agreement has not been previously disclosed. Mr. Schmidt was also appointed to the Company's Board of Directors as of August 25, 2001.

      (x) In connection with his new employment with the Company, Mr. Schmidt purchased 100,000 shares of the Company's common stock borrowing $220,000 from the Company in order to effect the purchase. The promissory note is secured by a pledge of the shares so purchased.

      (xii) The Company's cash position as of June 30, 2001 was approximately $1,482,000. Also, the Company received a "warning letter" from the U.S. Food and Drug Administration on July 10, 2001, following a recent inspection. The letter requires the Company to investigate and correct various observations made by the FDA with respect to the Company's facilities and procedures including those relating to its quality assurance systems. By correspondence, dated August 2, 2001, as well as by telephonic communications, the Company has responded to the "warning letter," has received an acknowledgement letter from the FDA, dated September 17, 2001, and is awaiting reinspection.


                                Ex.4.1 - Page 23

                                Schedule 2.14(b)

                     Patents, Trademarks, Proprietary Rights

      The Company is a party to a technology purchase agreement, dated as of March 9, 1998, with Allan Willis (who sometime after entering into the agreement became an employee of the Company), for the purchase from Mr. Willis of certain intellectual property which relates to the Company's SilverFlex(TM) technology. While the assignment of the patent included in the intellectual property does not address the issue of revocability, the agreement contains two purchase price components (1) an initial payment and (2) royalty payments up to an aggregate maximum total of $1 million and provides that either party may terminate the agreement in the event of default of a material obligation. As such, it is uncertain what would result in the event of the Company's breach of the agreement for non-payment of royalties or otherwise.


                                Ex.4.1 - Page 24